Exhibit 16.1

January 26, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Veroni Brands Corp. form 8-K dated January 18, 2021, and have the following comments:

1.	We agree with the statements made in the first, second and third paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the fourth and fifth paragraphs.

Yours Truly,

/s/ L J Soldinger Associates, LLC